Exhibit 99.1

John D. Baxter, M.D. Joins Bionovo's Board of Directors

EMERYVILLE, Calif., April 17 – Bionovo, Inc. (Nasdaq: BNVI) announced today the appointment of John D. Baxter, M.D., to the company’s Board of Directors. Dr. Baxter has extensive experience in academic research as well as with pharmaceutical and biotech companies, and in particular in advancing endocrine drugs.
“We are very excited to have John on board as we are advancing our clinical trial programs,” said Isaac Cohen, O.M.D., Bionovo’s Chairman and CEO. He added, “John is a pioneer in endocrine research as well as one of the first to bridge the academic and industrial relationship, transforming his major discoveries in science into therapies. John’s work in endocrinology and his experience with Wall Street make him a perfect fit with our platform at Bionovo in women’s health”.

Dr. Baxter says, “I’m very impressed by the potential for Bionovo’s drugs and the knowledge of their mechanisms of action. There appear to be solid studies of the molecular toxicology of the drugs, as well as promising clinical results. I believe the pipeline of Bionovo will provide new therapies for women.”

Dr. Baxter and his collaborators first cloned the growth hormone gene and achieved recombinant DNA synthesis of growth hormone in bacteria which led to the development of growth hormone as a product. His work provided critical advances in recombinant technologies for gene and protein expression as well as the understanding of human growth and development. His group also first cloned bovine growth hormone gene sequences and produced bovine growth hormone that subsequently was developed as a product, that has made a difference to the dairy industry, and promises to increase the ability for food production worldwide.

Dr. Baxter was the first to elucidate the x-ray crystallographic structure of a liganded nuclear receptor domain. This discovery has greatly enhanced our understanding of how drugs interact with these receptors and provides insight into how to develop improved pharmaceuticals. Bionovo’s drug candidates, like 20% of pharmaceuticals, act through nuclear receptors.

John was also first to discover a receptor defect (for any hormone) causing hormone resistance. This discovery is critical to understanding of many diseases such as diabetes and breast cancer. In collaboration with Bristol Myers-Squibb and Karo- Bio A.B. he has helped to develop drugs now being tested for treatment of obesity, diabetes and atherosclerosis.

Dr. Baxter is a member of the National Academy of Sciences. He is the past President of the Endocrine Society. He was Chief of the Division of Endocrinology and Director of Metabolic Research Unit at the University of California, San Francisco. He was a founder and director of Scios/Nova, Karo-Bio A.B. (Stockholm), Calhoun Vision,, and SciClone Pharmaceuticals (SCLN). He is the largest shareholder, Director, and member of the Executive Committee for One Touch Technologies. After completing an undergraduate degree in Chemistry from the University of Kentucky, John received his medical degree from Yale University. Dr. Baxter is currently: Senior Member, Co-Director of the Diabetes Center, and Director of the Genomics Core of the Methodist Hospital Research Institute, and Chief of Endocrinology, the Department of Medicine, The Methodist Hospital, Houston TX.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contacts:

    Investors
    The Trout Group
    Lauren Glaser
    Tel: 415.392.2310
    lglaser@troutgroup.com

    Media
    Thomas Chesterman
    Tel: 510.420.4189
    tchesterman@bionovo.com